Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 3, 2010 relating to the financial statements, the financial statement schedules and the effectiveness of internal control over financial reporting, which appear in the Annual Report on Form 10-K of Conseco, Inc. (now known as CNO Financial Group, Inc. as a result of its name change effective May 11, 2010) for the year ended December 31, 2009.

/s/ PricewaterhouseCoopers LLP

Indianapolis, Indiana
May 13, 2010